EXHIBIT 99.1
November 17, 2011

Eagle Rock Announces Results of November 15, 2011 Warrant Exercise

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) announced today that 1,917,612 warrants (NASDAQ: EROCW) were exercised for an equivalent number of newly issued common units (NASDAQ: EROC) on November 15, 2011, for which the Partnership will receive proceeds of approximately $11.5 million.  The Partnership intends to use the proceeds from the warrant exercise to repay outstanding borrowings under its revolving credit facility.  Following the November 15, 2011 exercise, 5,707,705 warrants remained outstanding.

Only two exercise dates remain for Eagle Rock’s outstanding warrants.  The next exercise date is March 15, 2012, and the final exercise date is May 15, 2012.  Unexercised warrants will expire at 5:00 p.m., New York City time, on May 15, 2012.

Each warrant entitles the holder to purchase one Eagle Rock common unit for $6.00.  The method for exercising the warrants is set forth beginning on page S-55 in the prospectus supplement the Partnership filed with the Securities and Exchange Commission on May 27, 2010.  Warrant holders whose warrants are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact such nominee to exercise the warrants, and such nominee may impose additional requirements and earlier deadlines for processing an exercise timely with the record holder.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Partnership

Eagle Rock Energy is a growth-oriented limited partnership engaged in: (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids; and crude oil logistics and marketing; and (ii) the business of acquiring, developing and producing interests in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations